Exhibit 4.12

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGIES AND MASS COMMUNICATIONS

LICENCE

No. 80185

Licensee’ details:

Mobile TeleSystems

Open Joint Stock Company

Place of business (residence):

109147 Moscow, Marksistskaya St., 4

Service description:

Mobile Radiophone Communication Services

This Licence includes licence provisions on 2 pages

Effective period of Licence :	from January 25, 2011 to January 25, 2016

Date of beginning of services provision:	January 25, 2010
(on or prior to)

Head	Stamp here
of Department of Permitting Activities
in the Sphere of Communications		V.N. Ugryumova

(round seal of the Federal Service for Supervision in the Sphere of Communications, Information Technologies and Mass Communications)

Federal Service for Supervision in the Sphere of Communications, Information Technologies and Mass Communications

Conditions for Performance of Activities

under Licence No. 80185 **

1.                          Mobile TeleSystems OJSC (“the Licensee”) shall be obliged to keep the term of this Licence.

2.                          The Licensee shall be obliged to commence the provision of communication services under this Licence on or prior to January 25, 2011.

3.                          The Licensee shall be obliged to provide mobile radiophone communication services (GSM 900/1800 networks) under this Licence only in the territory of the Republic of Kalmykia.

4.                          In accordance with this Licence, the Licensee shall be obliged to ensure that a subscriber is provided with*:-

a)              an access to the Licensee’s network;

b)             connections in the Licensee’s mobile radiophone communication network for receiving (transferring) voice and non-voice information ensuring the communication continuity while providing services, irrespective of location of the subscriber, including while his/her moving;

c)              connections with subscribers and/or users of fixed public-switched telephone networks;

d)             possibility of using GSM 900/1800 mobile radiophone communication network while being outside the territory specified in the Licence;

e)              an access to telematic communication services and data services, except for data communication services for the purpose of transmission of voice information;

f)                an access to call centre system;

possibility of making free twenty-four-hour calls to emergency services.

5.                          The Licensee shall be obliged to provide communication services in accordance with the Rules of Provision of Communication Services approved by the Government of the Russian Federation.

6.                          While provisioning communication services, the Licensee shall be obliged to observe the Rules of Connection and Interaction of Electrical Communication Networks, approved by the Government of the Russian Federation, when connecting the Licensee’s mobile radiophone communication network to the public-switched network, connecting the Licensee’s mobile radiophone communication network to other communication networks, accounting and transferring the traffic in the Licensee’s mobile radiophone communication network, accounting and transferring the traffic from/to the communication networks of other operators.

7.                          This Licence was issued based on results of considering the application for renewal of Licence No. 40897 dated January 25, 2001 without tendering (auction, competition). The licence requirements for the Licensee’s discharge of obligations, undertaken by the Licensee when participating in tenders (auction, competition) to obtain respective licence, were not established.

8.                          The Licensee shall adhere to the conditions, as established at the moment of allocation of frequencies and assignment of a radio frequency or radio frequency channel, in the process of provision of services under this Licence.

9.                          The Licensee shall have available a system to manage own communication network that should conform to the standards applied to communication network management systems, as prescribed by the federal executive body acting in the communication field.

10.                    The Licensee shall be obliged to implement the requirements for networks and means of communication regarding the performance of investigative work, as prescribed by the federal executive body and approved by authorized state bodies which conduct investigative activities, and to take measures to prevent the disclosure of organizational or tactical techniques of conducting of the above.

11.                    The Licensee shall be obliged to provide information on the basis on which mandatory allocations (non-tax payments) to the universal service reserve shall be calculated, in the manner and form, as prescribed by the federal executive body acting in the communication field.

* The provision of services stipulated by this Licence can entail provisioning other services which are technically integrated into mobile radiophone services and are aimed at improvement of their customer value, provided no additional licence is required for this purpose.

** This Licence was issued as a renewal of Licence No. 40897 dated January 25, 2001.

Head
of Department of Permitting Activities
in the Sphere of Communications	Stamp here	V.N. Ugryumova

(round seal of the Federal Service for Supervision in the Sphere of Communications, Information Technologies and Mass Communications)